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                                                                Exhibit (l)(xvi)

                               PURCHASE AGREEMENT

The Charles Schwab Family of Funds (the "Trust"), a Massachusetts business trust, and Charles Schwab & Co., Inc. ("Schwab"), a California corporation, hereby agree as follows:

      1. The Trust hereby offers and Schwab hereby purchases 1 unit of each class of shares of beneficial interest of the Trust representing an interest in each of the series known as the Schwab Cash Reserves - Sweep Shares, Schwab Advisor Cash Reserves - Sweep Shares and Schwab Advisor Cash Reserves - Premier Sweep Shares (such units of beneficial interest being hereafter collectively known as the "Shares") at a price of $1.00 per Share. Schwab hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from Schwab of funds in the amount of $3.00 in full payment for the Shares. It is further agreed that no certificate for the Shares will be issued by the Trust.

      2. Schwab represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view of the distribution thereof.

      3. The names "The Charles Schwab Family of Funds" and "Trustees of The Charles Schwab Family of Funds" refer, respectively, to the Trust created and the Trustees as Trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of October 20, 1989, as amended and restated on May 9, 1995, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Charles Schwab Family of Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are not made individually, but only in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

      IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the 8th day of July, 2004.

Attest:                             THE CHARLES SCHWAB FAMILY OF FUNDS

/s/ Jody Stuart                     By: /s/ Stephen B. Ward
---------------------------             ----------------------
                                         Stephen B. Ward,
                                         Senior Vice President
                                         and Chief Investment Officer

Attest:                             CHARLES SCHWAB & CO., INC.

/s/ Jody Stuart                     By: /s/ Randal W. Merk
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                                         Randall W. Merk,
                                         Executive Vice President